Exhibit 10.17

LAZARD FUNDING LIMITED LLC, as Issuer

LAZARD LLC, as Guarantor

7.53% Guaranteed Senior Notes due 2011

NOTE PURCHASE AGREEMENT

Dated as of May 11,2001

	6.1.	Purchase of Notes	11
	6.2.	Source of Funds	11

7.	INFORMATION AS TO COMPANY		13
	7.1.	Financial and Business Information	13
	7.2.	Officer’s Certificate	15
	7.3.	Inspection	16

8.	PREPAYMENT OF THE NOTES		16
	8.1.	Optional Prepayments with Make-Whole Amount	16
	8.2.	Prepayment in Connection with a Change of Control	17
	8.3.	Notice of Prepayment	18
	8.4.	Allocation of Partial Prepayments	18
	8.5.	Maturity Surrender, etc.	18
	8.6.	Purchase of Notes	18
	8.7.	Make-Whole Amount	19

9.	AFFIRMATIVE COVENANTS		20
	9.1.	Compliance with Law	20
	9.2.	Insurance	20
	9.3.	Maintenance of Properties	20
	9.4.	Payment of Taxes and Claims	21
	9.5.	Existence, etc.	21
	9.6.	Priority of Obligations	21
	9.7.	Registration Under Advisers Act and Exchange Act	21
	9.8.	Rating for the Notes	22

10.	NEGATIVE COVENANTS		22
	10.1.	Financial Covenant	22
	10.2.	Merger, Consolidation, etc.	22
	10.3.	Transactions with Affiliates	23
	10.4.	Limitation on Material Subsidiary Distributions	24

11.	EVENTS OF DEFAULT		24

12.	REMEDIES ON DEFAULT, ETC.		26
	12.1.	Acceleration	26
	12.2.	Other Remedies	27
	12.3.	Rescission	27
	12.4.	No Waivers or Election of Remedies Expenses, etc.	27

13.	PARENT GUARANTEE		28
	13.1.	Guarantee	28
	13.2.	Subrogation and Contribution	30

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		30
	14.1.	Registration of Notes	30
	14.2.	Transfer and Exchange of Notes; Permitted Transferees	30

(ii)

	14.3.	Replacement of Notes	31

15.	PAYMENTS ON NOTES		31
	15.1.	Place of Payment	31
	15.2.	Home Office Payment	32

16.	EXPENSES, ETC.		32
	16.1.	Transaction Expenses	32
	16.2.	Survival	33

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		33

18.	AMENDMENT AND WAIVER		33
	18.1.	Requirements	33
	18.2.	Solicitation of Holders of Notes	34
	18.3.	Binding Effect, etc.	34
	18.4.	Notes held by Company, etc.	34

19.	NOTICES		34

20.	REPRODUCTION OF DOCUMENTS		35

21.	CONFIDENTIAL INFORMATION		35

22.	SUBSTITUTION OF PURCHASER		36

23.	MISCELLANEOUS		37
	23.1.	Successors and Assigns	37
	23.2.	Construction	37
	23.3.	Waiver of Jury Trial	37
	23.4.	Payments Due on Non-Business Days	37
	23.5.	Severability	37
	23.6.	Accounting Terms	38
	23.7.	Counterparts	38
	23.8.	Governing Law	38

Exhibit 1		Form of 7.53% Guaranteed Senior Note due 2011
Exhibit 4.4(a)(i)	—	Form of Opinion of Special Counsel for the Company
Exhibit 4.4(a)(ii)	—	Form of Opinion of General Counsel of the Company
Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

Schedule A	—	Names and Addresses of Purchasers
Schedule B	—	Defined Terms
Schedule 5.3	—	Disclosure Documents

(iii)

Schedule 5.4(a)	—	Subsidiaries
Schedule 5.4(b)	—	Subsidiary Capital Stock
Schedule 5.4(d)	—	Subsidiary Legal Restrictions
Schedule 5.5	—	Financial Statements
Schedule 5.8	—	Litigation
Schedule 5.11	—	Licenses, Permits etc.
Schedule 5.15	—	Existing Indebtedness
Schedule 8.2	—	Defined Terms from Operating Agreement

(iv)

LAZARD FUNDING LIMITED LLC

LAZARD LLC

30 Rockefeller Plaza

New York, NY 10020

7.53% Guaranteed Senior Notes due 2011

As of May 11, 2001

TO THE SEVERAL PURCHASERS LISTED IN THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

LAZARD FUNDING LIMITED LLC, a Delaware limited liability company (the “Issuer”), and LAZARD LLC, a Delaware limited liability company (the “Company”), agree with each of you (sometimes individually a “Purchaser” and, collectively, the “Purchasers”) as follows:

1.	THE NOTES.

1.1.	Authorization of Notes

The Issuer has duly authorized the issue and sale of $50,000,000 aggregate principal amount of its 7.53% Guaranteed Senior Notes due 2011 (the “Notes”), each such note to be substantially in the form set out in Exhibit 1. As used herein, the term “Notes” shall mean all notes originally delivered pursuant to this Agreement and all notes delivered in substitution or exchange for any such note and, where applicable, shall include the singular number as well as the plural. Certain capitalized and other terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.	Interest Rate Adjustments

After a Rating Downgrade the rate at which interest accrues on the outstanding principal amount of the Notes shall be increased by 0.50% (50 basis points) to a rate of 8.03%, effective as of the date of such Rating Downgrade; and a “Rating Downgrade” will be deemed to have occurred if the rating most recently assigned to the Notes by a Designated Rating Agency is below Investment Grade. The provisions of Section 9.8 govern the rights of holders of Notes to require the Company to obtain ratings for the Notes.

If at any time after a Rating Downgrade has occurred the Notes are assigned a rating of at least Investment Grade by the Designated Rating Agency (a “Rating Upgrade”) and any other outstanding rating assigned to the Notes by another Designated Rating Agency is cancelled or withdrawn, the rate at which interest accrues on the outstanding principal amount of the Notes shall return to the original rate, effective as of the date of such Rating Upgrade, subject to increase in case of a subsequent Rating Downgrade.

1.3.	The Parent Guarantee.

The Notes and the obligations of the Issuer hereunder will be unconditionally guaranteed by the Company, which owns beneficially and of record all of the issued and outstanding Capital Shares of the Issuer, pursuant to a parent guarantee contained in Section 13 (the “Parent Guarantee”).

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to you and you and the other Purchasers severally agree to purchase from the Issuer, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Your obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by you shall occur at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m., New York time, at a closing (the “Closing”) on May 11, 2001 or on such other Business Day as may be agreed upon by the Company and you in writing. At the Closing the Issuer will deliver to each of you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as you may request in writing not less than one Business Day prior to the Closing) dated the date of the Closing and registered in your name (or in the name of your nominee as you shall have designated not less than one Business Day prior to the Closing), against delivery by you to the Issuer or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to the account of Lazard Frères & Co. LLC (account number 140-080102 at The Chase Manhattan Bank, ABA number 021000021) for further credit to Lazard Funding Limited LLC, account number 718-00022.

If at the Closing the Issuer shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.

Your several obligations to purchase and pay for the Notes to be sold to you at the Closing are subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Issuer and the Company in this Agreement shall be correct when made and at the time of the Closing, except to the extent any representation or warranty specifically relates to an earlier date (in which case, as of such date).

4.2.	Performance; No Default.

Each of the Issuer and the Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1 to 10.4, inclusive, had such Sections applied since such date.

4.3.	Compliance Certificates.

(a) Officer’s Certificates. Each of the Issuer and the Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.

(b) Secretary’s Certificates. Each of the Issuer and the Company shall have delivered to you a certificate of the Secretary or an Assistant Secretary certifying as to the resolutions attached thereto and other company proceedings relating to the authorization, execution and delivery of this Agreement and (in the case of the Issuer) the Notes.

4.4.	Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Cravath, Swaine & Moore, special counsel for the Issuer and the Company, and Scott D. Hoffman, Esq., General Counsel of Lazard Frères & Co. LLC, substantially in the respective forms set forth in Exhibits 4.4(a)(i) and 4.4(a)(ii) (some of which matters may be covered by opinions of in-house or local counsel in France and the United Kingdom) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Issuer and the Company hereby instructs their counsel to deliver such opinions to you) and (b) from Willkie Farr & Gallagher, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5.	Purchase Permitted by Applicable Law, etc.

On the date of the Closing, your purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including without limitation Regulation T, U or X of the

Board of Governors of the Federal Reserve System) and (c) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you not less than one Business Day prior to the Closing, you shall have received an Officer’s Certificate of the Company certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.	Payment of Special Counsel Fees.

Without limiting the provisions of Section 16.1, the Issuer shall have paid on or before the Closing the reasonable fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Issuer at least one Business Day prior to the Closing.

4.7.	Private Placement Number.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.8.	Changes in Organizational Structure.

Neither the Issuer nor the Company shall have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.9.	Proceedings and Documents.

All company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.10.	Sale of Notes to Other Purchasers

The Issuer shall sell to the other Purchasers and the other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

5.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE COMPANY.

The Issuer and the Company jointly and severally represent and warrant to you, as of the date hereof and as of the time of the Closing (unless otherwise specified), as follows:

5.1.	Organization; Power and Authority.

Each of the Issuer and the Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to conduct business and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Issuer and the Company has all requisite power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and in the case of the Issuer the Notes, and to perform the provisions hereof and, in the case of the Issuer, the Notes.

5.2.	Authorization, etc.

This Agreement and the Notes have been duly authorized by all requisite action on the part of the Issuer, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Agreement has been duly authorized by all requisite action on the part of the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

The Company has delivered to each Purchaser a copy of a Private Placement Memorandum, dated May 8, 2001 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business of the Company and its Subsidiaries. This Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of the Issuer or the Company in connection with the transactions contemplated hereby and described in Schedule 5.3 (together with the Memorandum, the “Disclosure Documents”), and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2000, there has been no change in the financial condition, operations, business, properties or (except for changes in general economic and market conditions and changes in the financial services industry) prospects of the Company or any Subsidiary other than changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect.

5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4(a) contains complete and correct lists of (i) the Company’s Material Subsidiaries, showing, as to each Material Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and (ii) members of the Company, members of the Company’s Executive Committee, members of the Lazard Board of the Company and members of the Supervisory Board, the Heads of House, the Global Heads and the Senior Managers. The Material Subsidiaries listed on Schedule 5.4(a) accounted, together with the Company, in the aggregate for approximately 92.0% of consolidated net income of the Company and its Subsidiaries for the fiscal year ended December 31, 2000 and approximately 96.6% of the consolidated total assets (fixed and current) of the Company and its Subsidiaries at December 31, 2000. The Issuer does not have any Subsidiaries.

(b) Except as disclosed in Schedule 5.4(b), all of the outstanding shares of capital stock or similar equity interests of each Material Subsidiary shown in Schedule 5.4(a) as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Material Subsidiary free and clear of any Lien.

(c) Each Material Subsidiary identified in Schedule 5.4(a) is an entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified to conduct business and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each such Material Subsidiary has all requisite power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Material Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than the agreements listed on Schedule 5.4(d) and legal and regulatory restrictions and customary limitations imposed by corporate law or any other analogous statutes) restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding Capital Shares of such Material Subsidiary.

5.5.	Financial Statements.

The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed in Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the results of its consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to the absence of footnotes and normal year-end adjustments).

5.6.	Compliance with Laws, Other Instruments, etc.

Neither the execution, delivery and performance by the Issuer of this Agreement and the Notes nor the execution, delivery and performance by the Company of this Agreement will (i) (A) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement or lease, any corporate charter or by-laws or other organizational document of the Company or any Material Subsidiary, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected or (B) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any other indenture, mortgage, deed of trust, loan, purchase or credit agreement or lease, any corporate charter or by-laws or other organizational document of any other Subsidiary, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, except for such contraventions, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Material Subsidiary (or, to the Company’s knowledge, to any other Subsidiary) or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority or the Exchange applicable to the Company or any Material Subsidiary (or, to the Company’s knowledge, to any other Subsidiary).

5.7.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Issuer and the Company of this Agreement or by the Issuer of the Notes.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Issuer or the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority or the Exchange or the NASD that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) The pending actions, suits and proceedings disclosed in Schedule 5.8 could not reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority or the

Exchange or the NASD, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed by them in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes, tax returns and assessments (a) the amount of which (or in the case of tax returns, the filing of which) is not individually or in the aggregate Material or (b) with respect to taxes and assessments, the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Neither the Issuer nor the Company knows of any basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities, if any, of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid or have been finally and irrevocably closed by virtue of the expiration of the applicable statute of limitations for all fiscal years up to and including the fiscal year ended December 31, 1996.

5.10.	Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, etc.

Except as disclosed in Schedule 5.11,

(a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Issuer and the Company, no product of the Company or any Subsidiary infringes in any respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(c) to the best knowledge of the Issuer and the Company, there is no violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.12.	Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of Section 4975 of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) that are subject to Title IV of ERISA, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(d) The Company has no obligations or liabilities to provide post-retirement medical and life insurance benefits (other than coverage mandated under Section 4980B of the Code), except for such obligations or liabilities that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(e) With respect to each employee benefit plan, if any, disclosed by you in writing to the Company in accordance with Section 6.2(c), neither the Company nor any “affiliate” of the Company (as defined in Section V(c) of the QPAM Exemption) has at this time, nor has exercised at any time during the immediately preceding year, the authority to appoint or terminate the “QPAM” (as defined in Part V of the QPAM Exemption) disclosed by you to the Company pursuant to Section 6.2(c) as manager of any of the assets of any such plan or to negotiate the terms of any management agreement with such QPAM on behalf of any such plan, and the Company is not an “affiliate” (as so defined) of such QPAM. The Company is not a party in interest with respect to any employee benefit plan disclosed by you in accordance with Section 6.2(b) or 6.2(e). The execution and delivery of this Agreement and the issuance and sale of the Notes at the Closing hereunder will not involve any prohibited transaction (as such term is defined in Section 406(a) of ERISA and Section 4975(c)(1)(A)-(D) of the Code), that could subject the Company or any holder of a Note to any tax or penalty on prohibited transactions imposed under said Section 4975 of the Code or by Section 502(i) of ERISA. The representation by the Company to each Purchaser in the preceding sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the source of the funds used to pay the purchase price of the Notes to be purchased by it.

5.13.	Private Offering by the Company.

Neither the Issuer nor the Company, nor anyone acting on behalf of the Issuer or the Company, has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor the Company, nor anyone acting on behalf of the Issuer or the Company, has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14.	Use of Proceeds; Margin Regulations.

The Issuer will lend the net proceeds of the sale of the Notes to the Company or to one or more Subsidiaries and the Company or such Subsidiaries will use such proceeds for general company purposes as the Executive Committee shall in its discretion determine, including without limitation, in the case of the Company, lending such proceeds to Subsidiaries to be used for their general company purposes. None of the transactions contemplated by this Agreement (including without limitation the direct or indirect use of the proceeds from the sale of the Notes hereunder) will involve a violation of Section 7 of the Exchange Act, including without limitation Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) or Regulation X (12 CFR 224) or Regulation T of said Board (12 CFR 220).

5.15.	Existing Indebtedness.

Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of March 31, 2001, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries, except as disclosed on Schedule 5.15. Neither the Company nor any Material Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any such Indebtedness of the Company or any Subsidiary that would permit (or that with the giving of notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

5.16.	Foreign Assets Control Regulations, etc.

Neither the sale of the Notes by the Issuer hereunder nor the use by the Issuer, the Company or any Subsidiary of the proceeds thereof will violate the Trading with the Enemy Act,

as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.17.	Status Under Investment Company Act and Certain Other Statutes.

Neither the Company nor any Subsidiary is required to be registered under the Investment Company Act of 1940, as amended, or subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

The Company’s Subsidiary, Lazard Frères & Co. LLC, is duly registered with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the rules and regulations of the SEC thereunder and duly registered with the SEC as a broker-dealer under the Exchange Act and the rules and regulations of the SEC thereunder and there does not exist any proceeding, or any facts or circumstances known to the Company, the existence of which could lead to any proceeding which could reasonably be expected to materially adversely affect either such registration with the SEC.

6.	REPRESENTATIONS OF THE PURCHASER.

Each of you severally represents and warrants to the Issuer and the Company as follows:

6.1.	Purchase of Notes.

You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes.

6.2.	Source of Funds.

You represent that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) the Source is an “insurance company general account”, as such term is defined in Prohibited Transaction Exemption (“PTE”) 95-60 (issued July 12, 1995), and you satisfy all of the applicable requirements for relief under Sections I and IV of PTE 95-60 as of the date of the Closing; or

(b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29,1990), and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of Section III of PTE 90-1 are satisfied; or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of PTE 91-38 are satisfied; or

(c) the Source constitutes assets of an “investment fund” (within the meaning of Part V of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (c); or

(d) the Source is a governmental plan which is not subject to the provisions of Title I of ERISA or Section 401 of the Code; or

(e) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or

(f) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1.	Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

(ii) a consolidated profit/(loss) statement of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the consolidated figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations, subject to the absence of footnotes and to changes resulting from year-end adjustments;

(b) Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of profit/(loss) and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of such accountants stating that they have read this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

(c) SEC and Other Reports — promptly upon their becoming available, one copy of each FOCUS Report, Annual Audit Report, amendment to Form ADV or amendment to Form BD of the Company or any Material Subsidiary and each other regular or periodic report, in any case as filed by the Company or any Material Subsidiary with the SEC, the Exchange, the FSA, the COB or any other securities exchange and of all press releases and other written statements made available generally by the Company or any Material Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e) ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation (including without limitation any correspondence from the SEC regarding the activities of the Company or any Subsidiary under the Advisers Act or the provisions of the Exchange Act relating to brokers and dealers) that could reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes (subject to the final paragraph of Section 7.3).

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1 to 10.4, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence);

(b) Rating Downgrade — a statement as to the occurrence of any Rating Downgrade or Rating Upgrade since the date of the last certificate delivered pursuant to this Section 7.2 and information (including detailed calculations) indicating whether the holder of a Note is at the time entitled to request that the Company obtain a rating for the Notes pursuant to Section 9.8;

(c) Insurance — in the certificate accompanying the annual financial statements delivered pursuant to Section 7.1(b), a statement as to whether the Executive Committee has made the determination required by Section 9.2 to be made with respect to the Company’s then-current fiscal year that the Company’s insurance is appropriate in light of the nature of the business conducted and proposed to be conducted by the Company and its Material Subsidiaries; and

(d) Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

7.3.	Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Notwithstanding the foregoing provisions of this Section 7.3 or Section 7.1(f) or 7.1 (g), neither the Company nor any Subsidiary shall be required to disclose to any holder of Notes any information to the extent that the Company is advised by counsel that such disclosure is prohibited under any applicable law, rule, regulation or order (or other binding restriction imposed by any Governmental Authority) or under a written agreement entered into in good faith with third parties.

8.	PREPAYMENT OF THE NOTES.

In addition to the payment of the entire unpaid principal amount of the Notes at the final maturity thereof, the Issuer may make optional prepayments in respect of the Notes and may be required to offer to prepay the Notes, all as hereinafter provided.

8.1.	Optional Prepayments with Make-Whole Amount.

The Issuer may, at its option and upon notice as provided in Section 8.3, prepay at any time all, or from time to time any part of, the Notes (in a minimum amount of $5,000,000 and otherwise in multiples of $100,000) at the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

8.2.	Prepayment in Connection with a Change of Control.

Promptly and in any event within five Business Days after the occurrence of a Change of Control, the Issuer will give written notice thereof (a “Change of Control Notice”) to the holders of all outstanding Notes, which Change of Control Notice shall (a) refer specifically to this Section 8.2, (b) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof and (c) offer to prepay all Notes at the price specified below on the date therein specified (the “Change of Control Prepayment Date”), which shall be a Business Day not more than 90 days after the date of such Change of Control Notice. Each holder of a Note will notify the Issuer of such holder’s acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Notice (the “Response Date”), which specified date shall be not less than 30 days nor more than 60 days after the date of such Change of Control Notice. The Issuer shall prepay on the Change of Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted (it being understood that failure of any holder to accept such offer on or before the Response Date shall be deemed to constitute rejection by such holder), at the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date, plus a premium equal to 1.00% of such principal amount for each such Note. If any holder shall reject (or be deemed to have rejected) such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 8.2 to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control.

For purposes of this Section 8.2, any holder of more than one Note may act separately with respect to each Note so held (with the effect that a holder of more than one Note may accept such offer with respect to one or more Notes so held and reject such offer with respect to one or more other Notes so held).

As used in this Agreement, the term “Change of Control” means: (i) so long as the Company Operating Agreement referred to below is in effect, the approval by the Lazard Board of the Company and the Supervisory Board of the Coordination Company or one or more other governing bodies of the Company and the Coordination Company of a Transfer as a result of which any Person would be required to purchase, and all other Members would be required to sell to such Person, all other Interests in the Company pursuant to the Company Operating Agreement; and (ii) at any other time, a “person” (within the meaning of Section 3(a)(9) of the Exchange Act) (x) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 33% of the total then outstanding voting power of the Capital Shares of the Company and has the right or the ability by voting right, contract or otherwise to elect or designate for election a majority of the entire board of directors of the Company (or similar body) or to direct or cause the direction of the management and policies of the Company or (y) acquires all or substantially all of the properties or assets of the Company. All capitalized terms used in this paragraph and not otherwise defined herein shall have their defined meanings as contained in in the Amended and Restated Operating Agreement of the Company dated as of March 16, 2001, or in the event such Amended and Restated Operating Agreement is supplemented, amended or restated from time to time, as thereafter defined mutatis mutandis. The applicable provisions of such Amended and Restated Operating Agreement and all such related definitions are set out in Schedule 8.2. As used herein the term “Company Operating Agreement” means such Amended and Restated Operating Agreement as the same may be supplemented, amended or restated from time to time.

8.3.	Notice of Prepayment.

The Issuer will give each holder of Notes written notice of each optional prepayment under Section 8.1 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify the date fixed for such prepayment (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of Notes held by such holder to be prepaid (determined in accordance with Section 8.4) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Each such notice of prepayment shall be accompanied by a certificate of a Senior Financial Officer of the Issuer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment date, the Issuer shall deliver to each holder of Notes a certificate of a Senior Financial Officer of the Issuer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.4.	Allocation of Partial Prepayments.

In the case of each partial prepayment pursuant to Section 8.1, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

8.5.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.	Purchase of Notes.

The Issuer will not and will not permit any Controlled Affiliate of the Company to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Applicable Margin” means 0.50% (50 basis points).

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.1 has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of the Applicable Margin plus the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on (x) the display designated as “Page 678” on the Dow Jones Markets service (or such other display as may replace Page 678 on the Dow Jones Markets service), or (y) if such on-line market data is not at the time provided by the Dow Jones Markets service, on the Bloomberg Financial Markets News screen PX1 or the equivalent screen provided by Bloomberg Financial Markets News, in any case for actively traded U.S. Treasury securities having a maturity equal to the remaining life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the remaining life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with a maturity closest to and greater than the remaining life and (2) the actively traded U.S. Treasury security with a maturity closest to and less than the remaining life. The Reinvestment Yield will be rounded to six decimal places.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.1 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.1 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Issuer and the Company jointly and severally covenant that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including without limitation Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

The Company will and will cause each of its Material Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is appropriate in light of the nature of the business conducted and proposed to be conducted by the Company and its Material Subsidiaries as determined in good faith not less than once per fiscal year by the Executive Committee.

9.3.	Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed by it in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all other claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims or file such tax returns if (i) with respect to a tax or assessment, the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments (or, in the case of tax returns, the failure to file such tax returns) in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.	Existence, etc.

Except as permitted by Section 10.2, each of the Issuer and the Company will at all times preserve and keep in full force and effect its existence as a limited liability company. The Company will at all times preserve and keep in full force and effect the existence of each of its other Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

The Issuer will at all times be a Wholly-Owned Subsidiary of the Company.

9.6.	Priority of Obligations.

The Issuer will ensure that its obligations under the Notes will rank prior to or pari passu with all other unsecured Indebtedness of the Issuer. The Company will ensure that its obligations under the Parent Guarantee will rank prior to or pari passu with all other unsecured Indebtedness of the Company.

9.7.	Registration Under Advisers Act and Exchange Act.

The Company will cause Lazard Frères & Co. LLC at all times to maintain its registration with the SEC under the Advisers Act and the rules and regulations of the SEC thereunder and its registration as a broker-dealer under the Exchange Act and the rules and regulations of the SEC thereunder.

9.8.	Rating for the Notes.

On or prior to December 31, 2001, the Issuer and the Company will obtain a rating for the Notes from any of Standard & Poor’s Rating Group, Moody’s Investors Service Inc. or Fitch, Inc. (the agency issuing such rating is called the “Designated Rating Agency” at the time, which term shall mean at any time thereafter the agency issuing the rating in effect at that time) and provide a copy of the letter in respect of such rating to each holder of the Notes. Thereafter from time to time upon written request from the Majority Holders given within 45 days after the receipt of the certificate of a Senior Financial Officer furnished pursuant to Section 7.2(b) showing, as at the end of the quarterly or annual period covered by the statements then being furnished, Consolidated Indebtedness as being greater than 60% of Consolidated Tangible Net Worth, the Issuer will promptly and at its own expense obtain a rating for the Notes as aforesaid from the Designated Rating Agency at the time or another Designated Rating Agency, provided that the Issuer shall not be required to obtain such rating more than once in any period of twelve consecutive calendar months during which a Rating Downgrade has not occurred. The provisions of Section 1.2 shall apply if any such rating reveals that a Rating Downgrade has occurred.

10.	NEGATIVE COVENANTS.

The Issuer and the Company jointly and severally covenant that so long as any of the Notes are outstanding:

10.1.	Financial Covenants.

(a) Consolidated Indebtedness to Consolidated Tangible Net Worth. The Company will not permit Consolidated Indebtedness on the last day of any quarterly fiscal period to be greater than Consolidated Tangible Net Worth on such day. For the avoidance of doubt, a default under this Section 10.1 (a) on the last day of any quarterly fiscal period shall be deemed to continue until the expiration of the 45-day period referred to in Section 1 l(c) (whereupon such default becomes an Event of Default) unless prior thereto such default is cured or waived.

(b) Maintenance of Consolidated Tangible Net Worth. The Company will not at any time permit Consolidated Tangible Net Worth to be less than $450,000,000.

10.2.	Merger, Consolidation, etc.

Neither the Issuer nor the Company will consolidate with or merge with any other Person or convert to a corporation or limited partnership or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor resulting from such consolidation or conversion or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Issuer or the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company or limited partnership organized and existing under the laws of the United States or any State thereof (including the District of Columbia) or, in the case of a successor to the Company, an Approved Jurisdiction and, except in the case of a consolidation or merger in which the Issuer or the

Company, as the case may be, is the surviving entity, such corporation, limited liability company or limited partnership shall have (i) executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and, in the case of the Issuer’s successor, the Notes and (ii) caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

(b) in case the successor or survivor is organized under the laws of an Approved Jurisdiction, such successor or survivor shall have executed and delivered to each holder of any Notes an agreement (which may take the form of a supplement or amendment to this Agreement), in form and substance satisfactory to the Majority Holders, (i) indemnifying such holder for any taxes that are imposed by such Approved Jurisdiction (or by any other jurisdiction outside the United States from which payment is made on account of the Notes or the Parent Guarantee) and are required to be deducted or withheld from any payment with respect to the Notes or the Parent Guarantee, so that such holder shall be in the same position (net of United States federal, state or local income taxes) in which it would have been if there had been no such deduction or withholding, subject to customary exclusions, and (ii) submitting to the jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York in respect of any suit, action or proceeding arising out of or relating to this Agreement or the Notes, designating an agent for service of process in any such suit, action or proceeding and agreeing to customary indemnities in respect of payments made in any currency other than Dollars on account of any amounts payable under this Agreement or the Notes; and

(c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and the Issuer shall have complied with the requirements of Section 8.2, if applicable.

No such conveyance, transfer or lease of substantially all of the assets of the Issuer or the Company shall have the effect of releasing the Issuer or the Company, as the case may be, or any successor that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or (in the case of the Issuer) the Notes.

10.3.	Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or group of related transactions that in the aggregate are Material (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.4.	Limitation on Material Subsidiary Distributions.

The Company will not permit any Material Subsidiary to become a party to any agreement restricting the ability of such Material Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns Capital Shares of such Material Subsidiary; provided that the foregoing shall not prohibit any restriction contained in any agreement governing any Indebtedness incurred by a Material Subsidiary which, when taken together with the other restrictions contained in such agreement, is not materially less favorable to such Material Subsidiary than the restrictions contained in agreements governing Indebtedness of Material Subsidiaries on the date hereof.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) default in the payment of any principal or premium or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) default in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) default in the performance of or compliance with any term contained in Section 7.1 (d), 9.8 or 10.2, or default for any period of 45 consecutive days in the performance of or compliance with any term contained in Section 10.1; or

(d) default in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 60 days after a Responsible Officer of the Issuer or the Company obtains knowledge of such default; or

(e) any representation or warranty made in writing by or on behalf of the Issuer or the Company or any officer of the Issuer or the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Issuer, the Company or any other Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than the Notes) that is outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent value in another currency) beyond any period of grace provided with respect thereto, or (ii) the Issuer, the Company or any other Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent value in another currency) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such

Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Issuer, the Company or any other Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent value in another currency), or (y) one or more Persons have the right to require the Issuer, the Company or any other Subsidiary so to purchase or repay such Indebtedness; or

(g) the Issuer, the Company or any other Material Subsidiary (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation pursuant to SIPA or otherwise or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Issuer, the Company or any other Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its or its customers’ property, or constituting an order for relief or protection or approving a petition for relief, protection or reorganization or any other petition in bankruptcy or for liquidation pursuant to SIPA or otherwise or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation pursuant to SIPA or otherwise of the Issuer, the Company or any Material Subsidiary, or any such petition shall be filed against the Issuer, the Company or any other Material Subsidiary and such petition shall not be dismissed within 60 days; or

(i) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Company and its Subsidiaries which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) the SEC censures, places limitations on the activities or functions of the Company or any Subsidiary, or suspends or bars the Company or any Subsidiary from being associated with a broker or dealer, including without limitation by order issued pursuant to Section 15(b)(6)(A) of the Exchange Act and such action or actions individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect; or

(k) the Exchange, the NASD, the FSA or the COB imposes one or more disciplinary sanctions on the Company or any Subsidiary resulting in the expulsion, suspension, bar from being associated with any member or member organization, cancellation of the membership of, or limitation as to the activities, functions and operations of the Company or any Subsidiary and such sanction or sanctions individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect; or

(l) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11(1), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to the Issuer or the Company described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Majority Holders may at any time at its or their option, by notice or notices to the Issuer, declare all the Notes at the time outstanding to be immediately due and payable.

(c) If any Event of Default described in paragraph (a) or (b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Issuer, declare all the Notes held by it or them to be immediately due and payable.

Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (x) all accrued and unpaid interest and premium, if any, thereon and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Issuer acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Issuer (except as herein specifically provided) and that the provision for payment of a Make-Whole Amount by the Issuer in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Majority Holders, by written notice to the Issuer, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal of and premium or Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and premium or Make-Whole Amount, if any, and any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than the non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Issuer under Section 17, the Issuer will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including without limitation reasonable attorneys’ fees, expenses and disbursements.

13.	PARENT GUARANTEE.

13.1.	Guarantee.

(a) Guaranteed Obligations. The Company hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety,

(i) the punctual payment when due, whether at stated maturity, by notice of prepayment, by acceleration or otherwise, of all obligations of the Issuer arising under this Agreement and the Notes, whether for principal, interest (including without limitation interest on any overdue principal, premium and interest at the rate specified in the Notes and interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, reorganization or similar proceeding involving the Issuer or the Company), Make-Whole Amount, fees, expenses, indemnification or otherwise, and

(ii) the due and punctual performance and observance by the Issuer of all covenants, agreements and conditions on its part to be performed and observed under this Agreement and the Notes.

The obligations guaranteed by this Parent Guarantee are sometimes called the “Guaranteed Obligations”.

Without limiting the generality of the foregoing, this Parent Guarantee guarantees, to the extent provided herein, the payment of all amounts which constitute part of the Guaranteed Obligations and would be owed by any other Person to any holder of a Note but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Person.

(b) Guarantee Absolute. This Parent Guarantee constitutes a present and continuing guarantee of payment and not of collectability. The obligations of the Company under this Parent Guarantee are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Company to enforce this Parent Guarantee, irrespective of whether any action is brought against the Issuer or any other Person liable for the Guaranteed Obligations or whether the Issuer or any other such Person is joined in any such action or actions. The liability of the Company under this Parent Guarantee shall be primary, absolute, irrevocable, and unconditional irrespective of:

(i) any lack of validity or enforceability of any Guaranteed Obligation, this Agreement, the Notes or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, the Notes or this Parent Guarantee;

(iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure by the Company or other Person liable, or any other guarantee, for all or any of the Guaranteed Obligations;

(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral or any other assets of the Issuer or any other Subsidiary;

(v) any change, restructuring or termination of the corporate structure or existence of the Issuer or any other Subsidiary; or

(vi) any other circumstance (including without limitation any statute of limitations) that might otherwise constitute a defense, offset or counterclaim available to, or a discharge of, the Issuer or the Company other than the indefeasible payment in full in cash of all the Guaranteed Obligations.

If at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any holder of a Note or any other Person upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, this Parent Guarantee shall continue to be effective or be reinstated, as the case may be, to the full extent of such rescission or return, all as though such payment had not been made.

(c) Waivers by the Company. The Company hereby irrevocably waives, to the extent permitted by applicable law:

(i) promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Parent Guarantee;

(ii) any requirement that any holder of a Note or any other Person protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Issuer or any other Person or any collateral;

(iii) demand of payment by any holder of a Note to the Issuer or any other Person indebted in any manner for any of the Guaranteed Obligations;

(iv) any duty on the part of any holder of a Note to disclose to the Company any matter, fact or thing relating to the business, operation or condition of any Person and its assets now known or hereafter known by such holder; and

(v) any rights by which it might be entitled to require suit on an accrued right of action in respect of any of the Guaranteed Obligations or require suit against the Issuer or the Company or any other Person.

13.2.	Subrogation and Contribution

The Company shall not assert, enforce, or otherwise exercise (a) any right of subrogation to any of the rights, remedies, powers, privileges or liens of any holder of a Note or any other beneficiary against the Issuer or any other obligor on the Guaranteed Obligations or any collateral or other security, or (b) any right of recourse, reimbursement, contribution, indemnification, or similar right against the Issuer, and the Company hereby waives any and all of the foregoing rights, remedies, powers, privileges and the benefit of, and any right to participate in, any collateral or other security given to any holder of a Note or any other beneficiary to secure payment of the Guaranteed Obligations, until such time as the Guaranteed Obligations have been paid in full.

14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1.	Registration of Notes.

The Issuer shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Issuer shall not be affected by any notice or knowledge to the contrary. The Issuer shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2.	Transfer and Exchange of Notes; Permitted Transferees.

Upon surrender of any Note at the principal executive office of the Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within five Business Days thereafter the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Sections 6.1, if applicable. Unless such transferee specifies to the contrary prior to the registration of such transfer, such transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be also deemed to have made the representation set forth in paragraph (a), (c), (d) or (f) of Section 6.2, and no transfer under any other circumstances shall be effected unless and until the transferee has made a representation to the Issuer substantially identical to that set forth in paragraph (b) or (e) of Section 6.2 and provided other assurances satisfactory to the Issuer that such transfer would not involve a prohibited transaction (as such term is defined in Section 406(a) of ERISA and Section 4975(c)(1)(A)-(D) of the Code). You shall not be liable for any damages in connection with any such representation or assurances provided to the Issuer by any transferee.

You agree that, except during the existence of an Event of Default, the Issuer shall not be required to register the transfer of any Note held by you to any Person (other than your nominee in a transfer not involving a change of beneficial ownership of a Note) unless the Issuer receives from the transferee in connection with such transfer a representation or other assurances reasonably satisfactory to the Issuer that the transferee is a Permitted Transferee. You shall not be liable for any damages in connection with any such representation or assurances provided to the Issuer by any transferee. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have agreed to be bound by the provisions of this paragraph.

14.3.	Replacement of Notes.

Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for or Affiliate of, an original Purchaser or any other Institutional Investor, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within five Business Days thereafter the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.	PAYMENTS ON NOTES.

15.1.	Place of Payment.

Subject to Section 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made at the principal office of The Chase Manhattan Bank in New York City. The Issuer may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Issuer in New York City or the principal office of a bank or trust company in New York City.

15.2.	Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Issuer at its principal executive office or at the place of payment most recently designated by the Issuer pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Issuer in exchange for a new Note or Notes pursuant to Section 15.2. The Issuer will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 15.2.

16.	EXPENSES, ETC.

16.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Issuer and the Company jointly and severally agree to pay all costs and expenses (including reasonable attorneys’ fees of your special counsel and, if reasonably required, local or other counsel) incurred by you and each other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Issuer, the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Issuer and the Company jointly and severally agree to pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you). The Issuer and the Company shall not, in connection with any of the matters described in this Section 16.1, be liable for the fees and disbursements of more than one separate special counsel firm, and one separate local or other counsel in each jurisdiction as reasonably required, unless one or more Purchasers or other holders of Notes reasonably determine that its or their interests as a Purchaser or a holder of a Note differ from the interests of other Purchasers or holders of Notes so as to require separate legal advice.

In furtherance of the foregoing, on the date of the Closing the Issuer and the Company jointly and severally agree to pay or cause to be paid the fees and disbursements and other charges (including estimated unposted disbursements and other charges as of the date of the Closing) of your special counsel which are reflected in the statement of such special counsel submitted to the Issuer on or prior to the date of the Closing. The Issuer and the Company jointly and severally also agree to pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and charges of such special counsel in connection with the transactions hereby contemplated (including disbursements and other charges unposted as of the date of the Closing to the extent such disbursements and other charges exceed estimated amounts paid as aforesaid).

16.2.	Survival.

The obligations of the Issuer and the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Issuer or the Company pursuant to this Agreement shall be deemed representations and warranties of the Issuer and the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you, the Issuer and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.	AMENDMENT AND WAIVER.

18.1.	Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Issuer, the Company and the Majority Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 13, 14, 18 or 21.

18.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Issuer or the Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Issuer or the Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. Neither the Issuer nor the Company will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to such holder’s consideration of or entering into of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Issuer and the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Issuer or the Company, on the one hand, and the holder of any Note, on the other hand, nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4.	Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(c) if to the Issuer, to the Issuer at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Issuer shall have specified to the holder of each Note in writing, or

(d) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

20.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Issuer and the Company agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Issuer or the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 21, “Confidential Information” means information delivered to you by or on behalf of the Issuer, the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was either a Disclosure Document or clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Issuer, the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure,

(b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Issuer, the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree, or whose duties require them, to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor which is a Permitted Transferee to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21 and a copy of such writing has been delivered to the Company), (v) any Person from which you offer to purchase any security of the Issuer or the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21 and a copy of such writing has been delivered to the Company), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement; provided that in the case of the foregoing clauses (viii) (x) and (y) you shall use your reasonable efforts to limit the disclosed Confidential Information to information that is legally required to be disclosed and to obtain confidential treatment under any applicable procedures with respect to such disclosed Confidential Information. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

22.	SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “you” is used in this Agreement with respect to a Purchaser (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of such

Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement with respect to such Purchaser (other than in this Section 22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original holder of the Notes under this Agreement.

23.	MISCELLANEOUS.

23.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including without limitation any subsequent holder of a Note) whether so expressed or not.

23.2.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.3.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

23.4.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.3 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.5.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the fullest extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.6.	Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements with respect thereto shall be prepared in accordance with GAAP. Except as otherwise specifically provided herein, any consolidated financial statement or financial computation shall be made in accordance with GAAP.

23.7.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.8.	Governing Law.

This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement in the space below provided on a counterpart of this Agreement and return it to the Issuer, whereupon the foregoing shall become a binding agreement between you, the Issuer and the Company.

Very truly yours,

LAZARD FUNDING LIMITED LLC

By	STEVEN J. GOLUB
Chief Financial Officer

/s/ Steven J. Golub

LAZARD LLC

By	WILLIAM R. LOOMIS, JR.
Chief Executive Officer

/s/ William R. Loomis, Jr

The foregoing is hereby agreed to as of the date thereof.

AMERICAN GENERAL INTERNATIONAL INVESTMENTS INC.

MERIT LIFE INSURANCE CO.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

AMERICAN GENERAL ANNUITY INSURANCE COMPANY

By	C. SCOTT INGLIS
Investment Officer

/s/ C. Scott Inglis